Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11 Case No.
:
SIGA TECHNOLOGIES, INC.,	:	14-12623 (SHL)
:
Reorganized Debtor.	:
:
x

FINAL DECREE PURSUANT TO 11 U.S.C. § 350(a) AND FED. R. BANKR. P. 3022
CLOSING CHAPTER 11 CASE OF SIGA TECHNOLOGIES, INC.

Upon the Motion, dated December 12, 2016 (the “Motion”),1 of SIGA Technologies, Inc., as reorganized debtor (“SIGA” or “Reorganized Debtor”), pursuant to section 350(a) of title 11 of the United States Code (the “Bankruptcy Code”), Rule 3022 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 3022-1 of the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”), for a final decree closing SIGA’s chapter 11 case, which was assigned case number 14-12623 (SHL) (the “Chapter 11 Case”), all as more fully described in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein in accordance with 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference M-431, dated January 31, 2012 (Preska, C.J.); and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409; and due and proper notice of the Motion having been provided, and it appearing that no other or further notice need be provided; and there being no objection to the Motion; and the Court having found and determined that the relief sought in the Motion is in the

1 Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

best interests of SIGA, its estate, creditors, and all parties in interest, and that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein; and after due deliberation and sufficient cause appearing therefor, it is

ORDERED that the Motion is granted as provided herein; and it is further

ORDERED that, pursuant to section 350(a) of the Bankruptcy Code, Bankruptcy Rule 3022, and Local Rule 3022-1, SIGA’s Chapter 11 Case is hereby closed; provided, that the Court shall retain jurisdiction as provided in Article XI of the Plan, and the entry of this Final Decree is without prejudice to the rights of any party in interest to seek to reopen the Chapter 11 Case for cause shown; and it is further

ORDERED that, from and after the date of entry of this Final Decree, SIGA shall not be obligated to pay fees to the U.S. Trustee in accordance with 28 U.S.C. § 1930(a)(6) in respect of the Chapter 11 Case; provided, that all fees due and owing to the U.S. Trustee for the Chapter 11 Case shall be paid within twenty (20) days of the date of entry of this Final Decree; and it is further

ORDERED that the appointment and services of Prime Clerk LLC (“Prime Clerk”) as the claims and noticing agent in this Chapter 11 Case shall be terminated effective as of the date of entry of this Final Decree; provided, that, within seven (7) days of the date of entry of this Final Decree, Prime Clerk shall provide to the office of the Clerk of the Court (the “Clerk’s Office”) the final version of SIGA’s official claims register pursuant to any current guidelines implementing 28 U.S.C. § 156(c); and it is further

ORDERED that Prime Clerk will be responsible for boxing and transporting all original proofs of claim, in proper format, as provided by the Clerk’s Office, to (i) the Federal

Archives Record Administration or (ii) any other location requested by the Clerk’s Office; and it is further

ORDERED that SIGA is authorized to take all actions necessary to implement the relief granted in this Final Decree; and it is further

ORDERED that this Court shall retain jurisdiction to hear and determine all matters arising from or related to this Final Decree.

Dated:	December 22, 2016
New York, New York
/s/ Sean H. Lane
UNITED STATES BANKRUPTCY JUDGE